UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2021

NURIX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39398	27-0838048
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1700 Owens Street, Suite 205 San Francisco, California		94158
(Address of Principal Executive Offices)		(Zip Code)

(415) 660-5320

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NRIX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On June 21, 2021, Nurix Therapeutics, Inc. (the “Company”), announced the appointment of Stefani Wolff to serve as the Company’s Chief Operating Officer and Executive Vice President of Product Development, effective June 14, 2021. Ms. Wolff is serving in a part-time capacity until August 16, 2021, at which point she will become a full-time employee of the Company.

Ms. Wolff, 59, most recently served in a variety of roles at Principia Biopharma Inc., a biopharmaceutical company, including as Chief Development Officer from August 2018 to September 2020 and as Senior Vice President of Strategy and Operations from January 2017 to August 2018. From December 2015 until November 2016, Ms. Wolff was an independent biotechnology consultant advising clients on drug development for commercial launches and driving strategy development for maximization of development options. From May 2013 until December 2015, she was Vice President of Development at Onyx Pharmaceuticals, Inc., a biopharmaceutical company. Ms. Wolff currently serves as a director of Rain Therapeutics Inc., a biopharmaceutical company. Earlier in her career, Ms. Wolff served in a variety of roles at Genentech, Inc., a biotechnology company, including Project and Portfolio leader and Senior Director, Advisory and Thought Leader Services, and also served in a variety of roles at Eli Lilly & Co., a pharmaceutical company. Ms. Wolff earned her B.A. in Chemistry and B.S. in Pharmacy from the University of North Carolina, Chapel Hill.

In connection with Ms. Wolff’s appointment, the Company entered into an employment agreement with Ms. Wolff effective as of June 14, 2021 (the “Agreement”). Ms. Wolff’s initial base salary as a full-time employee under the Agreement is $475,000 annually. Ms. Wolff will also be eligible for an annual bonus with a target amount of up to 40% of her annual base salary, payable based on achievement of performance goals. Ms. Wolff will also be granted stock options to purchase up to an aggregate of 443,865 shares of the Company’s common stock (the “Option Award”). The shares subject to the Option Award will become vested and exercisable in installments based on Ms. Wolff’s continued employment with respect to 25% of the shares on the one-year anniversary of the vesting commencement date, August 16, 2021 (the “Full Time Start Date”), and in 36 equal monthly installments thereafter, such that the Option Award will be fully vested on the four-year anniversary of the Full Time Start Date. Ms. Wolff will also receive a one-time signing bonus of $150,000 on the Full Time Start Date. This bonus is subject to repayment should Ms. Wolff resign from the Company without “good reason” (as defined in the Company’s Severance and Change of Control Plan) prior to the first anniversary of her employment.

Ms. Wolff is also eligible to participate in the Company’s Severance and Change of Control Plan (the “Severance Plan”), which entitles Ms. Wolff to certain severance payments and other benefits if her employment is terminated by the Company without “cause,” or upon her resignation for “good reason,” each as defined in the Severance Plan. Upon any such termination of Ms. Wolff’s employment, she would be entitled to a severance payment equal to 75% of her then current base salary, any earned but unpaid bonus amount from the prior fiscal year, and reimbursement for any COBRA coverage elected by Ms. Wolff for herself and her covered dependents through the earlier of (i) 9 months following such termination and (ii) the date Ms. Wolff and her covered dependents become eligible for coverage under another employer’s plans. If Ms. Wolff’s termination without “cause” or resignation with “good reason” occurs within 12 months following a change in control of the Company, then she would be entitled to receive a severance payment equal to 100% of her then current base salary, plus any earned but unpaid bonus amount from the Company’s prior fiscal year and 100% of her target bonus for the then-current fiscal year, reimbursement for any COBRA coverage elected by Ms. Wolff for herself and her covered dependents through the earlier of (i) 12 months following such termination and (ii) the date Ms. Wolff and her covered dependents become eligible for coverage under another employer’s plans, and 100% vesting acceleration of then-unvested and outstanding equity awards, provided that the vesting acceleration of any then-unvested and outstanding performance-based equity awards will be as set forth in the applicable award agreement.

The foregoing summary of the material terms of the Agreement described above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending August 31, 2021.

The Company has entered into its standard form of indemnity agreement with Ms. Wolff. The form of the indemnity agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2020 (File No. 333-239651) (the “Registration Statement”) and is incorporated by reference herein. The Company’s Severance Plan was previously filed with the Commission as Exhibit 10.12 to Amendment No. 1 to the Registration Statement, filed with the Commission on July 20, 2020, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NURIX THERAPEUTICS, INC.

Date: June 21, 2021	By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer